As filed with the Securities and Exchange Commission on July 21, 2016

Registration No. 333-198281

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

C1 Financial, Inc.

(Exact name of registrant as specified in its charter)

Florida	46-4241720
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

100 5th Street South St. Petersburg, Florida	33701
(Address of Principal Executive Offices)	(Zip Code)

C1 Financial, Inc. 2014 Omnibus Incentive Plan

C1 Financial, Inc. 2014 Employee Stock Purchase Plan

(Full title of the plans)

Trevor R. Burgess

President and Chief Executive Officer

C1 Financial, Inc.

100 5th Street South

St. Petersburg, Florida 33701

(877) 266-2265

(Name, address and telephone number, including area code, of agent for service)

with copies to:

Manuel Garciadiaz, Esq.

William L. Taylor, Esq.

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

(212) 450-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☑

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Amendment”) relates to the registration statement on Form S-8, Registration Statement No. 333-198281, of C1 Financial, Inc., a Florida corporation (the “Registrant”), filed with the Securities and Exchange Commission on August 21, 2014 (the “Registration Statement”). The Registration Statement registered the offering and sale of 1,000,000 shares of common stock, par value $1.00 per share, of the Registrant under the Registrant’s 2014 Omnibus Incentive Plan, and 1,000,000 shares of common stock, par value $1.00 per share, of the Registrant under the Registrant’s Employee Stock Purchase Plan. This Amendment is being filed for the sole purpose of deregistering any unissued securities previously registered under the Registration Statement.

On July 21, 2016, pursuant to the Agreement and Plan of Merger, dated as of November 9, 2015, among the Registrant, Bank of the Ozarks, Inc., an Arkansas corporation (“Buyer”), Bank of the Ozarks, an Arkansas state banking corporation and C1 Bank, a Florida state bank, the Registrant was merged with and into Buyer, with the Buyer surviving the merger (the “Merger”).

As a result of the Merger, the Registrant has terminated any and all offerings of securities pursuant to the Registration Statement. Accordingly, the Registrant hereby removes from registration any and all securities registered but unsold under the Registration Statement as of the date of this Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in St. Petersburg, Florida, on July 21, 2016.

C1 Financial, Inc.

By:	/s/ Trevor R. Burgess
	Name:	Trevor R. Burgess
	Title:	President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Trevor R. Burgess and Cristian A. Melej, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign this Amendment to the Registration Statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment to the Registration Statement has been signed by the following persons in the capacities indicated on July 21, 2016.

Name	Title(s)

/s/ Trevor R. Burgess	President and Chief Executive Officer
Trevor R. Burgess	(Principal Executive Officer)

/s/ Cristian A. Melej	Chief Financial Officer
Cristian A. Melej	(Principal Financial Officer and Principal Accounting Officer)

/s/ Rita J. Lowman	Executive Vice President and Chief Operating Officer
Rita J. Lowman

*	Director
Brian D. Burghardt

*	Director
Phillip L. Burghardt

*	Director
Robert P. Glaser

*	Director
Neil D. Grossman

*	Director
Marcelo Faria de Lima

*	Director
Duane L. Moore

*	Director
William H. Sedgeman J.

*	Director
Adelaide Alexander Sink

*	Director
Ryan L. Snyder Jr.

By: /s/ Trevor R. Burgess
Trevor R. Burgess
Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Exhibit

24	Powers of Attorney (included on the signature page of this Amendment to the Registration Statement)